Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of
China with limited liability)
(Stock code: 670)

Overseas Regulatory Announcement

This announcement is made pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The 26th ordinary meeting of the fourth session of the Board of Directors of China Eastern Airlines Corporation Limited (the “Company”) was held on 21th November 2006, and the Company hereby announces the resolution passed at the meeting regarding nomination of a Vice President of the Company.

Pursuant to the Rules of Procedures for the Board of Directors and was convened by Mr. Li Fenghua, Chairman, the 26th ordinary meeting of the fourth session of the Board of Directors of the Company was held on 21th November 2006 in respect of change in the senior management of the Company, and it was resolved by written resolution as follows:

Based on the nomination by Mr. Cao Jianxiong, President of the Company, it was resolved that Mr. Fan Ru be appointed as the Vice President of the Company to be in charge of the aviation operations. His term of office will be in line with the Board.

Mr. Fan Ru is currently the chief pilot of the Company. Mr. Fan started his civil aviation career in 1966. He was appointed as the deputy flight captain of the Shanghai flying group of Eastern Airlines in 1988 and was the head of aviation technology management office of Eastern Airlines since 1995. He was appointed as the deputy chief pilot and the head of aviation technology management office of the Company since 1997. He was the chief pilot of the Company since 1999, and from 2002 onwards he has also been the manager for aviation operation standards of the Company. Mr. Fan graduated from Advanced Aviation School for professional flying. He has received tertiary education and has obtained first class technical qualifications for pilots.

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:
Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
21 November 2006